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                                                        Exhibit 99.4



                        [Goldman, Sachs & Co. Letterhead]


September 11, 1998



Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163


Ladies and Gentlemen:

Attached is our opinion letter (the "Opinion Letter") dated September 11, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Wells Fargo Shares"), of Wells Fargo & Company ("Wells Fargo") of the exchange ratio of 10 shares of Common Stock, par value $1 2/3 per share, of Norwest Corporation ("Norwest") to be received for each Wells Fargo Share pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 7, 1998 by and between Wells Fargo and Norwest.

The Opinion Letter is provided for the information and assistance of the Board of Directors of Wells Fargo in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard we hereby consent to the reference to the Opinion Letter under the captions "SUMMARY--Opinions of Financial Advisors," "THE MERGER--Background of the Merger" and "THE MERGER--Opinion of Wells Fargo's Financial Advisors" and to the inclusion of the Opinion Letter in the Registration Statement on Form S-4 of Norwest dated September 11, 1998 which includes the Joint Proxy Statement-Prospectus filed in connection with the Merger. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,


/s/Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.